Exhibit 10.3.7
SMITH MICRO SOFTWARE, INC.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
THIS AGREEMENT is made as of ______________ (the “Grant Date”), by and between Smith Micro Software, Inc. (the “Company”), and ______________ (the “Optionee”).
WITNESSETH:
WHEREAS, the Company has adopted and maintains the Smith Micro Software, Inc. Amended and Restated Omnibus Equity Incentive Plan as in effect and as amended from time to time (the “Plan”); and
WHEREAS, the Committee or its authorized delegate has authorized the grant to the Optionee of an Option under the Plan, on and subject to the terms and conditions set forth herein and in the Plan;
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Optionee hereby agree as follows:
1.Plan. This Option award is made pursuant to the terms of the Plan, which are incorporated herein by reference. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.
2.    Grant of Option. The Company hereby grants to the Optionee, as of the Grant Date, an Option to purchase ______________ Shares at a price per Share equal to $______________, the Fair Market Value of a Share on the Grant Date. This Option is a Nonqualified Stock Option under the Plan. References in this Agreement to the “Option” means the Option described in this Section 2, and references in this Agreement to the “Option Shares” means the number of Shares that may be purchased upon exercise of the Option.
3.    Vesting. The Option shall become vested and exercisable with respect to the Option Shares in such amounts and on such vesting dates as provided in the following schedule, provided as to each vesting date that the Optionee’s service with the Company and/or a Company Affiliate shall have continued as of such vesting date:
[Insert vesting terms]
4.    Exercise Period; Expiration.
(a)    To the extent the Option has become vested and exercisable with respect to a number of Option Shares as provided herein, the Option may thereafter be exercised by the Optionee with respect to such number of Option Shares, in whole or in part, at any time or from time to time prior to the termination or expiration of the Option and in accordance with the terms of the Plan and this Agreement.

(b)    Unless earlier terminated in accordance with the terms and conditions of the Plan and/or this Agreement, the Option shall expire on the earlier of (i) the tenth (10th) anniversary of the Grant Date, or (ii) the date as of which the Option has been fully exercised.
5.    Termination of Service. Notwithstanding Section 6.2 of the Plan, in the event of the Optionee’s Termination of Service with the Company, the Awardee shall continue to have the right to exercise any then exercisable Options following such date of Termination of Service until the expiration of the award term as noted in Section 4(b) above; provided that the provisions set forth in Section 6.4 of the Plan shall continue to apply.
6.    Change of Control. Notwithstanding the vesting schedule otherwise set forth in Section 3, upon a Change of Control, the Option shall automatically become fully vested and exercisable as of the date of such Change of Control.
7.    Restrictions on Transfer of Option. This Agreement and the Option shall not be transferable otherwise than by will or by the laws of descent and distribution and the Option shall be exercisable, during the Optionee’s lifetime, solely by the Optionee.
8.    Exercise of Option.
(a)    The Option shall become exercisable at such time as shall be provided herein or in the Plan. To exercise the Option, the Optionee must deliver to the Secretary of the Company written notice of such exercise in the form prescribed by the Committee or its authorized delegate. The notice shall specify the number of Option Shares for which the Option is being exercised and the manner of payment of the Option price.
(b)    Shares purchased pursuant to the Option shall be paid for in full at the time of such purchase. The Option price may be paid (i) in cash, (ii) by the delivery of a number of Shares that have been owned by the Optionee for at least six (6) months, or (iii) pursuant to a “cashless exercise” of the Option accordance with the procedures established by the Committee or its authorized delegate. Shares delivered in payment of the Option price shall be valued as of the date of transfer based on their Fair Market Value.
9.    Regulation by the Committee. This Agreement and the Option shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Optionee and any person or persons to whom any portion of the Option has been transferred by will, by the laws of descent and distribution.
10.    Reservation of Shares. With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by the Optionee of the Option price, such number of Shares as shall be required for issuance and/or delivery upon such payment pursuant to the Option.

11.    Uncertificated Shares. Within a reasonable time after the exercise of the Option the Company shall cause a book entry to be made in the records of the Company to evidence the issuance of the Option Shares purchased by the Optionee pursuant to the exercise of the Option.
12.    Withholding. In the event the Optionee elects to exercise the Option (or any part thereof), if the Company has any withholding obligations in connection therewith, the Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the issuance of Shares to the Optionee to satisfy its withholding obligations under any and all federal, state or local tax rules or regulations.
13.    Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Optionee’s rights or entitlements with respect to the Option shall be effective without the prior written consent of the Optionee (unless such amendment is required in order to cause the Award hereunder to qualify as “performance-based” compensation within the meaning of Section 162(m) or be exempt from Code Section 409A, as interpreted by applicable authorities).
14.    Optionee Acknowledgment. Optionee acknowledges and agrees that the vesting of Shares pursuant to this Option Agreement is earned only by continuing service with the Company. Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan shall confer upon the Optionee any independent right to continue serving as a director of the Company. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. By executing this Agreement, the Optionee hereby agrees to be bound by all of the terms of both the Plan and this Agreement.
[Signatures appear on next page]

SMITH MICRO SOFTWARE, INC.

By:
Name:
Title:
Date:

OPTIONEE

Name:
Date: